Exhibit 23.2.a

CONSENT OF COUNSEL

       As Assistant Secretary of Kansas City Power & Light Company, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and consent to the incorporation by reference of such statements in the Company's previously-filed Form S-3 Registration Statement (Registration No. 333-108215).

/s/Mark G. English
Mark G. English

Kansas City, Missouri
March 8, 2006